ETF DISTRIBUTION AGREEMENT

This distribution agreement (the “Agreement”) is effective this 14  day of February 2025 , and made by Carillon Series Trust, a Delaware Statutory Trust (the “Trust”) having its principal place of business at 880 Carillon Parkway, St. Petersburg, FL 33716, and Quasar Distributors, LLC a Delaware limited liability company (the “Distributor”) having its principal place of business at Three Canal Plaza, Suite 100, Portland, ME 04101.

WHEREAS, the Trust is a registered open-end management investment company organized under the Investment Company Act of 1940, as amended (the “1940 Act”) with separate and distinct series (each series a “Fund,” and collectively the “Funds”);

WHEREAS, the Trust intends to create and redeem aggregations (“Creation Units” of shares of beneficial interest (the “Shares”) of each Fund that is an exchange-traded fund (each an “ETF Fund,” and collectively the “ETF Funds”) on a continuous basis and such Shares will be registered with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Trust intends to list the Shares on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust desires to retain the Distributor to (i) act as the principal underwriter of the ETF Funds with respect to the creation and redemption of Creation Units of each ETF Fund, and (ii) hold itself available to review and approve orders from members or participants of a clearing agency registered with the SEC that have executed an authorized participant agreement (an “AP Agreement”) with the Distributor and the Trust’s transfer agent (“Transfer Agent” or “Index Receipt Agent”) (“Authorized Participants” or “APs”) for the purchase and redemption of such Creation Units in the manner set forth in the Trust’s Registration Statement; and

WHEREAS, the Distributor desires to provide the services described herein to the Trust subject to the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.  Appointment. The Trust hereby appoints the Distributor to serve as the principal underwriter of the ETF Funds with respect to the creation and redemption of Creation Units of each ETF Fund listed in Exhibit A hereto (as may be amended by the Trust from time to time on written notice to the Distributor) on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.  Definitions. Wherever they are used herein, the following terms have the following respective meanings:

(a)  “Prospectus” means the relevant ETF Fund’s Summary and Statutory Prospectus(es) and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus(es) and Statement of Additional Information may be amended or supplemented and filed with the SEC from time to time;

(b)  “Registration Statement” means the registration statement most recently filed from time to time by the Trust on behalf of the relevant ETF Fund with the SEC and effective under the 1933 Act and the 1940 Act, as such registration statement is supplemented and/or amended by any amendments thereto at the time in effect;

(c)  All other capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms or similar concepts in the Registration Statement and the Prospectus.

3.  Duties of the Distributor

(a)  The Distributor agrees to serve as the principal underwriter of the ETF Funds in connection with the review and approval of all purchase and redemption orders of Creation Units of each ETF Fund (“Purchase Orders” and “Redemption Orders,” respectively) by Authorized Participants that have executed an AP Agreement with the Distributor and Transfer Agent/Index Receipt Agent. Nothing herein shall affect or limit the right and ability of the Transfer Agent/Index Receipt Agent to transact in ETF Fund Securities, Deposit Securities, and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus. The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units.

(b)  The Distributor agrees to use commercially reasonable efforts to provide the following services to the Trust with respect to the continuous distribution of Creation Units of each ETF Fund: (i) subject to the review and approval by the Trust prior to execution, the Distributor shall negotiate and enter into (A) AP Agreements between and among Authorized Participants, the Distributor and the Transfer Agent (also known as the Index Receipt Agent), for the purchase and redemption of Creation Units of the ETF Funds, and (B) such other related agreements as agreed to by the parties, (ii) the Distributor shall approve and maintain copies of confirmations of acceptance of Purchase Orders and Redemption Orders; (iii) the Distributor will make available copies of the Prospectus to purchasers of such Creation Units and, upon request, the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c)  Upon request, the Distributor agrees to provide to the Trust an Authorized Participant contact list.

(d)  The Distributor shall ensure that all direct requests to Distributor for Prospectuses, Statements of Additional Information, product descriptions and periodic fund reports, as applicable, are fulfilled.

(e)  The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend, either via telephone or in person (as agreed to by the parties), meetings of the Board of Trustees (“Board”) of the Trust in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board, including annual Section 15(c) responses and quarterly Board reports.

(f)  Distributor shall review and approve, prior to use, all marketing materials with respect to the ETF Funds (“Marketing Materials”) for compliance with applicable SEC and FINRA broker dealer advertising rules and will file all Marketing Materials required to be filed with FINRA. The Distributor agrees to furnish to the applicable ETF Fund’s investment adviser(s) any comments provided by FINRA with respect to such materials as soon as practicable upon receipt from FINRA and to consult with such investment adviser(s) regarding any response or required change.

(g)  The Distributor shall not offer any Shares and shall not approve any Purchase Order or Redemption Order hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(h)  The Distributor shall work with the Index Receipt Agent to review and approve orders placed by Authorized Participants and transmitted to the Index Receipt Agent.

(i)  The Distributor agrees to maintain and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain a copy of all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations.

(j)  The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board.

(k)  The Distributor will promptly forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints to the extent any such complaints relate to the Distributor’s responsibilities under this Agreement and maintain a log of such complaints to the extent required by applicable law.

(l)  The Distributor shall at all times act in good faith and exercise reasonable care in carrying out the provisions of this Agreement.

(m)  The Distributor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act on behalf of the Trust or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(n)  The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use or other information that would be reasonably necessary to perform the services in the ordinary course of business.

4.  Duties of the Trust.

(a)  The Trust agrees to create, issue, and redeem Creation Units of each ETF Fund in accordance with the procedures described in the Prospectus. Upon reasonable notice to the Distributor and in accordance with the procedures described in the Prospectus, the Trust reserves the right to reject any order for Creation Units or to stop all receipts of such orders at any time. In addition, the Distributor acknowledges and agrees that the Trust reserves the right to suspend sales and the Distributor’s authority to review and approve orders for Creation Units on behalf of the Trust. Upon due notice to the Distributor, the Trust shall suspend the Distributor’s authority to review and approve Creation Units if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(b)  The Trust agrees that it will take all actions necessary to register an indefinite number of Shares under the 1933 Act.

(c)  The Trust will make available to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus and Statement of Additional Information with respect to the ETF Funds, (ii) copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust, with respect to the ETF Funds, and (iii) such other publicly available information for use in connection with the distribution of Creation Units.

(d)  The Trust shall inform the Distributor of any such jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

(e)  If required by the Listing Exchanges, the Trust shall arrange to provide the Listing Exchanges with copies of Prospectuses and Statements of Additional Information to be provided to purchasers in the secondary market.

(f)  The Trust will make it known that Prospectuses are available by including such disclosures in all Marketing Materials with respect to an ETF Fund.

(g)  The Trust shall at all times act in good faith and exercise reasonable care in carrying out the provisions of this Agreement.

5.  Fees and Expenses.

(a)  The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the relevant ETF Fund’s investment adviser(s) related to its services hereunder or for additional services as may be agreed to between the applicable investment adviser and Distributor.

(b)  As between the Trust and the Distributor, the Trust shall bear the cost and expenses of: (i) the registration of the Shares for sale under the 1933 Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various states if applicable.

(c)  The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees. In addition, the Distributor shall bear all other expenses incurred in connection with the services contemplated herein, except as specifically provided in this Agreement and any compensation agreement with any ETF Fund’s investment adviser(s).

(d)  Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust’s investment adviser with respect to any services performed under this Agreement, as may be agreed upon by the parties from time to time.

(e)  The Trust shall bear any costs associated with printing Prospectuses, Statements of Additional Information and all other such materials.

6.  Indemnification.

(a)  The Trust agrees to indemnify and hold free and harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable outside counsel fees incurred in connection therewith) (“Losses”) that a Distributor Indemnitee may incur arising out of or based upon: (i) any willful misfeasance, bad faith, or gross negligence of the Trust or any Trust Indemnitee (as defined below) in connection with its duties, representations or responsibilities in this Agreement; (ii) any claim that the Registration Statement, shareholder reports, and Marketing Materials specifically approved by the Trust and an ETF Fund’s investment adviser(s) and filed or made public by or on behalf of the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus,, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law, unless such statement or omission was made in reasonable reliance upon, and in conformity with, information furnished to the Trust, in writing, by the Distributor for use in the Registration Statement; (iii) the material breach by the Trust of any obligation, representation or warranty contained in this Agreement; or (iv) the Trust’s failure to comply in any material respect with applicable securities laws including SEC and FINRA regulations, unless such failure is related to the willful misfeasance, bad faith or gross negligence of the Distributor. The Distributor shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.

(b)  The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any Losses arising out of or based upon (i) any willful misfeasance, bad faith or gross negligence of the Distributor or any of its Distributor Indemnitee in connection with its duties, representations or responsibilities pursuant to this Agreement; (ii) the material breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable SEC and FINRA regulations; or (iv) any allegation that the Registration Statement, shareholder reports, any information or materials relating to the ETF Funds (as described in Section 3(f)) or other information filed or made public by or on behalf of the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law, insofar as such statement or omission was made in reasonable reliance upon, and in conformity with information furnished to the Trust, in writing, by the Distributor for use in the Registration Statement. The Trust shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer to the extent possible.

In no case (i) is the indemnification described in Sections 6(a) and 6(b) above provided by an indemnifying party to be deemed to protect it against any liability the indemnified party would otherwise be subject to by reason of its own willful misfeasance, bad faith, fraud or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under the indemnity agreement contained in this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

Notwithstanding the foregoing, failure to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by the indemnified party. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them. The indemnifying party agrees to notify the indemnified party promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the purchase or redemption of any of the Creation Units or the Shares.

(c)  No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 6 shall survive the termination of this Agreement.

(d)  The Trust acknowledges and agrees that as part of its duties, Distributor will negotiate and enter into AP Agreements with certain Authorized Participants for the purchase and redemption of Creation Units. The APs may insert and require that Distributor agree to certain representations, undertakings and indemnifications that are not included in the form-of AP Agreement (“Non-Standard Representations”). The Distributor will submit to the Trust or its counsel for review, comment and approval prior to execution by the Distributor, any AP Agreement with such Non-Standard Representations and any other AP Agreement containing material changes from the “form of” AP Agreement as approved by the Trust (each, a “Non-Standard AP Agreement”).

For avoidance of doubt, so long as a Non-Standard AP Agreement was executed by the Distributor only in accordance with this Section 6(d), the Trust shall indemnify, defend and hold the Distributor Indemnitees harmless from and against Losses arising out of any Non-

Standard AP Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Trust or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard AP Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard AP Agreement.

(e)  Notwithstanding anything contained herein to the contrary, neither party shall be liable to the other party for any indirect, special or consequential damages (“Indirect Damages”); provided that the foregoing limitation shall not apply with respect to Indirect Damages arising out of or relating to that party’s fraud or willful misconduct.

7.  Representations.

(a)  The Distributor represents and warrants that:

1.

(i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is and will remain registered as a broker-dealer under the 1934 Act and is and will remain a member in good standing of FINRA, and agrees to promptly notify the Trust in the event that it is suspended or expelled from FINRA; (v) it has in place and will continue to have in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (vi) it has access to facilities, equipment and personnel reasonably necessary to perform its duties and obligations under this Agreement; and (vii) it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other federal or state laws and regulations to the extent that such laws, rules and regulations are applicable to the Distributor’s role as principal underwriter of the ETF Funds pursuant to this Agreement.

2.

All activities by the Distributor and its agents and employees in connection with the services provided in this Agreement shall comply with the Registration Statement and Prospectus, the instructions of the Trust or its designees , and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges, all as interpreted by and subject to any exemptive relief issued by the applicable government agency or regulatory authority.

3.

The Distributor shall notify the Trust of any lawsuit or regulatory action that is, in the Distributor’s reasonable opinion, likely to materially impair the Distributor’s ability to perform its duties and obligations under this Agreement.

(b)  The Distributor and the Trust each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the parties agree that Authorized Participants are not expected to be “customers” for the purposes of 31 CFR §1024.

(c)

The Distributor and the Trust each represent and warrant that they, as applicable to it, have adopted and implemented policies and procedures to ensure compliance with the sanctions administered by the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury, including the identification and proper reporting of any “specially designated nationals”. Further, each party acknowledges and agrees that, as applicable to it, it has implemented policies and procedures reasonably designed to ensure that neither it, nor its subsidiaries, nor any of its or their directors or officers, nor any employee, agent, or affiliate of the such party (for the purposes of this Agreement, the Distributor’s ultimate controlling parent shall be GC Mountaintop Holdings, LLC),or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the target of any sanctions (“Sanctions”) administered or enforced by OFAC and the U.S. Department of State or (ii) organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, the Crimea, Donetsk, Luhansk region of Ukraine, and Cuba, Iran, North Korea, Sudan and Syria. To the extent that either party knows or becomes aware that any involved customer’s assets must be blocked, rejected or otherwise reported to OFAC, the parties will notify each other.

(d)	The Distributor and the Trust each represent and warrant that:

(i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation; and (ii) it will comply with all of the applicable terms and provisions of the 1934 Act. Notwithstanding the foregoing, the parties agree that the Authorized Participants are not expected to be “consumers” for purposes of 17 CFR Part 248, Subpart A.

(e)  The Trust represents and warrants that:

1.

(i) it exists as a Delaware Statutory Trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act;

(iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary actions; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each ETF Fund’s Prospectus will be prepared, and all Marketing Materials will be prepared by or at the direction of the Trust and shall be prepared, in all material respects, in conformity with all applicable law, including without limitation, the 1933 Act, the 1940 Act and the applicable rules and regulations of the SEC (the “Rules and Regulations”); (vi) the Registration Statement and each ETF Fund’s Prospectus contain, and all Marketing Materials shall contain, all statements required to be stated therein in order to make the statements therein (and in the case of the Prospectus in light of the circumstances under which they were made) not misleading in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; (vii) all statements of fact contained therein, or to be contained in all Marketing Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, any ETF Fund’s Prospectus, nor any Marketing Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each ETF Fund’s Prospectus in light of the circumstances in which made, not misleading; (viii) except as otherwise noted in the relevant ETF Fund’s Registration Statement and Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant ETF Fund, as determined in the manner described in the Registration Statement and Prospectus; (ix) the Prospectus is effective, no stop order of the SEC or any other federal, state or foreign regulatory authority, with respect thereto has been issued, no proceedings for such purpose have been instituted, or to its knowledge are being contemplated; (x) the ETF Fund Shares, when issued and delivered against payment of consideration will be duly and validly authorized, issued fully paid and non-assessable and free of statutory and contractual preemptive rights, rights of first refusal and similar rights; (xi) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issuance and sale of ETF Fund shares, except the registration of the ETF Fund Shares under the 1933 Act; and (xii) ETF Fund Shares will be listed on a Listing Exchange;

2.

it shall file such amendment or amendments to the Registration Statement and each ETF Fund’s Prospectus as, in the light of future developments, shall, in the opinion of the Trust’s counsel, be necessary in order to have the Registration Statement and each ETF Fund’s Prospectus at all times contain all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances in which made, not misleading. The Trust shall not file any amendment to the Registration Statement or an ETF Fund’s Prospectus without giving the Distributor reasonable notice thereof in advance, provided that nothing in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to the Registration Statement or any ETF Fund’s Prospectus as the Trust may deem advisable. The Trust will promptly notify the Distributor in writing in the event of any stop order suspending the effectiveness of the Registration Statement. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in the Registration Statement or any ETF Fund’s Prospectus; and

8.  Duration, Termination and Amendment.

(ii)     This Agreement shall be effective on the date set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually in conformity with the requirements of the 1940 Act (and any related rules, regulations, orders, exemptions and interpretations thereunder). This Agreement may be terminated at any time, without the payment of any penalty, as to each ETF Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the ETF Fund, or by the Distributor, on at least ninety (90) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested person” shall have the respective meanings specified in the 1940 Act.

(a)  The addition or removal of any ETF Fund on Exhibit A shall in no way affect the rights and duties under this Agreement with respect to any other ETF Fund listed on the most current version Exhibit A, as amended.

(b)  No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties.

9.  Notice. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email return receipt requested, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Foreside:	(ii) If to the Trust:
Quasar Distributors, LLC	Carillon Series Trust
Attn: Legal Department	Attn: Legal Department
Three Canal Plaza, Suite 100	880 Carillon Parkway
Portland, ME 04101	St. Petersburg, FL 33716
Telephone: (207) 553-7110	727-567-1000
Email: legal@foreside.com	carillonfundservices@carillontower.com
With a copy to:
etp-services@foreside.com

10.  Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

11.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.  Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

13.  Insurance. The Distributor will maintain at its expense an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder.

14.  Confidentiality. During the term of this Agreement, the Distributor and the Trust may have access to non-public or proprietary confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means non-public or proprietary information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, the existence and contents of the agreements referenced in Section 3(b)(i)(B) above, as well as any non-public or proprietary information that may be financial information, proposals and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from one of the parties, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. In the event the Distributor becomes aware of critical vulnerabilities in any of its product(s) or platform(s) in which the Trust’s data is stored or through which the Trust’s data can be accessed, the Distributor will notify the Trust and use commercially reasonable efforts to remediate such vulnerabilities within 30 days or as promptly thereafter as reasonably practicable. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except (i) as required in the course of this Agreement, (ii) as provided by the other party, or (iii) as required by applicable law, rule or regulation or in response to a routine self-regulatory examination or request for information directed at the receiving party. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed. This Section 14 shall survive the termination of this Agreement. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the SEC or other governmental regulatory agency or self-regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party, provided that in the event of (i), the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any effectors to prevent such disclosure. The parties agree, however, that the procedures and restrictions set forth immediately above shall not apply to disclosures of Confidential Information to the receiving party’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information, with respect to which the receiving party shall be permitted to disclose such Confidential Information to the extent necessary to respond to such examinations or requests. The receiving party shall advise such regulatory authorities of the confidential nature of such information. Nothing in this Agreement shall be deemed to authorize the Distributor to waive any attorney-client privilege, work product or other privilege of the Trust. In the event that the receiving party becomes aware that any of the other party’s Confidential Information has been disclosed by the receiving party to any unauthorized person(s), regardless of the form of disclosure including, but not limited to: (i) accidental, inadvertent or intentional; (ii) theft; or (iii) breach of its technology systems, the receiving party will notify, to the extent possible or permitted, the other party as soon as reasonably practicable of such disclosure (“Incident”). Each party agrees that all communications, information, and data related to any Incident investigation, assessment, or decision is deemed “Confidential Information” under this Agreement.

15.  Limitation of Liability. This Agreement is executed by or on behalf of the Trust with respect to each of the ETF Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the ETF Fund to which such obligations pertain and the assets and property of such ETF Fund. Separate and distinct records are maintained for each ETF Fund and the assets associated with any such ETF Fund are held and accounted for separately from the other assets of the Trust, or any other ETF Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular ETF Fund of the Trust shall be enforceable against the assets of that ETF Fund only, and not against the assets of the Trust generally or any other ETF Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other ETF Fund shall be enforceable against the assets of that ETF Fund. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

16.  Use of Names; Publicity. The Trust shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld. The Distributor hereby consents to all uses of its name required by the SEC, FINRA, any state securities commission, any federal or state regulatory authority or self-regulatory organization.

The Distributor shall not use the name of the Trust or any ETF Fund in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying the Trust as a client of Distributor hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the SEC, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

The Distributor will not issue any press releases or make any public announcements regarding the existence of this Agreement without the express written consent of the Trust. Neither the Trust nor the Distributor will disclose any of the economic terms of this Agreement, except as may be required by law.

17.  Exclusivity. Nothing herein contained shall prevent either party from entering into similar distribution arrangements or from providing the services contemplated hereunder to or receiving such services from third parties.

18.  Governing Language. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

Quasar Distributors, LLC		Carillon Series Trust

By:	/s/ Teresa Cowan	By:	/s/ Susan Walzer
Name:	Teresa Cowan	Name:	Susan Walzer
Title:	President	Title:	President
Date:	2/18/2025	Date:	2/14/2025

EXHIBIT A

Funds

RJ Chartwell Premium Income ETF

RJ Eagle Municipal Income ETF

RJ Eagle Vertical Income ETF

RJ Eagle GCM Dividend Select Income ETF

16